Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 5, 2007, accompanying the consolidated balance sheet of Fuel Tech, Inc. and subsidiaries as of December 31, 2006, and the related consolidated statements of income, shareholders’ equity and cash flows and Schedule II for the year ended December 31, 2006, and accompanying management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Fuel Tech, Inc. on Form S-8 (No. 333-137735 dated October 2, 2006).

/s/ Grant Thornton LLP

Chicago, Illinois
March 5, 2007